Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS ROBUST FINANCIAL RESULTS AND

STRONG BALANCE SHEET FOR THE FIRST QUARTER 2022

•	CASH BALANCE OF $31.2 MILLION
•	NET INCOME OF $4.0 MILLION, OR $0.05 EPS
•	REVENUE OF $45.4 MILLION

Denver, Colorado – May 9, 2022 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 8,381 ounces of gold and 265,407 ounces of silver in Q 1 2022 for a gold equivalent total of 11,729 ounces. Additionally, the Company sold 4,359 tonnes of zinc, 408 tonnes of copper, and 1,639 tonnes of lead.

Allen Palmiere, President and CEO said “Our operations delivered excellent results during the first quarter 2022. Quarter over quarter processing costs per tonne held steady despite a hyper inflationary environment. Likewise, we reinvested $7.1 million into exploration and infrastructure improvements at the Don David Gold Mine during the quarter. Another $1.1 million was invested to progress the feasibility study and permitting initiatives at the Back Forty Project in Michigan. Our investments in both Mexico and Michigan are focused on favorably impacting our environment, social and governance programs while creating operational efficiencies and longevity.”

Q1 2022 HIGHLIGHTS

Additional highlights for the first quarter ended March 31, 2022, are summarized below:

Strategic

●	For the eighth consecutive year, the Don David Gold Mine earned the prestigious Empresa Socialmente Responsable (“ESR”) award from the Mexican Center for Philanthropy (CEMEFI). Awards are given to organizations who demonstrate a commitment to supporting social and environmental protection programs within their local communities.
●	During the quarter, the Company purchased and processed a thousand tonnes of tailings material from a nearby community in an effort to ensure the proper environmental treatment and storage of the material.
●	Patrick Frenette was hired as Vice President, Technical Services and Steve Donohue was seconded as Vice President, Environmental and Regulatory Affairs (Michigan) to further derisk the successful delivery of the optimized feasibility study and permit applications for the Back Forty Project.
●	$0.9 million was distributed in shareholder dividends this quarter, totaling $120.3 million since 2010.

Operational

●	Two lost time incidents occurred during the quarter. Both incidents were thoroughly investigated, and the appropriate actions taken.

Financial

●	Working capital was $32.4 million at March 31, 2022, $3.1 million higher than at December 31, 2021. The increase is primarily due to an increase in accounts receivables as a result of higher base metal prices and timing of shipments in March.

●	Total cash cost for the quarter was $ (121) per gold equivalent (“AuEq”) ounce (after co-product credits) and Total all-in sustaining cost for the quarter was $499 per AuEq ounce (after co-product credits). Both non-GAAP measures were favorably impacted by co-product credits for base metals. [1]

Trending Highlights

	2021				2022
	Q1	Q2	Q3	Q4	Q1
Operating Data
Total tonnes milled	138,980	129,590	98,010	135,398	136,844
Average Grade
Gold (g/t)	1.68	1.93	2.68	1.93	3.00
Silver (g/t)	72	77	91	82	81
Copper (%)	0.43	0.36	0.37	0.38	0.41
Lead (%)	1.70	1.63	2.29	2.17	1.97
Zinc (%)	4.29	3.64	4.79	4.77	4.89
Metal production (before payable metal deductions)
Gold (ozs.)	6,097	6,555	6,933	6,853	11,187
Silver (ozs.)	307,610	295,979	265,829	330,873	332,292
Copper (tonnes)	441	368	284	413	431
Lead (tonnes)	1,737	1,654	1,808	2,345	2,073
Zinc (tonnes)	4,377	3,683	3,920	5,349	5,562
Metal produced and sold
Gold (ozs.)	5,019	5,697	5,809	6,119	8,381
Silver (ozs.)	253,061	270,321	255,394	287,805	265,407
Copper (tonnes)	382	365	268	405	408
Lead (tonnes)	1,176	1,214	1,550	2,059	1,639
Zinc (tonnes)	3,134	3,193	3,059	4,167	4,359
Average metal prices realized
Gold ($ per oz.)	1,787	1,822	1,762	1,811	1,898
Silver ($ per oz.)	26.77	26.88	23.19	23.51	23.94
Copper ($ per tonne)	8,873	10,375	9,092	9,768	10,144
Lead ($ per tonne)	2,082	2,162	2,397	2,339	2,347
Zinc ($ per tonne)	2,797	2,945	3,032	3,466	3,842
Precious metal gold equivalent ounces sold
Gold Ounces	5,019	5,697	5,809	6,119	8,381
Gold Equivalent Ounces from Silver	3,791	3,999	3,356	3,736	3,348
Total AuEq oz	8,810	9,696	9,165	9,855	11,729
Financial Data ($'s in thousands except for per ounce)
Total sales, net	$ 27,268	$ 30,836	$ 29,029	$ 38,063	$ 45,417
Earnings from mining operations before depreciation and amortization	11,974	11,259	11,766	17,744	25,281
Total cash cost after co-product credits per AuEq oz sold	408	713	466	73	(121)
Total consolidated all-in sustaining cost after co-product credits per AuEq oz sold	937	1,280	1,031	451	499
Production Costs	15,243	19,523	17,216	20,252	20,074
Production Costs/Tonnes Milled	110	151	176	150	147
Earnings before interest, taxes, depreciation and amortization	8,520	7,413	7,402	10,304	15,328
Operating Cash Flows	6,831	9,298	5,743	12,911	4,230
Net income	2,527	1,283	1,529	2,689	4,019
Earnings per share - basic	$ 0.03	$ 0.02	$ 0.02	$ 0.03	$ 0.05

1 See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures below for a reconciliation of non-GAAP measures to applicable GAAP measures.

2022 Capital and Exploration Investment Summary

		For the three months ended March 31, 2022	2022 full year guidance
		(in thousands)
Sustaining Investments:
Underground Development	Capital	$1,582	$8.5 - 9.5 million
Infill Drilling and Exploration Development	Capital	2,155	7.0 - 7.5 million
Other Sustaining Capital	Capital	859	4.0 - 4.5 million
Subtotal of Sustaining Investments:		4,596
Growth Investments:
DDGM growth:
Gold Regrind	Capital	571	-
Dry Stack Completion	Capital	782	-
Surface Exploration / Other	Exploration	730	2.5 – 3.0 million
Underground Exploration Drilling	Exploration	507	3.0 - 3.5 million
Back Forty growth:
Back Forty – Feasibility Study & Permits	Exploration	1,068	8.0 -9.0 million
Subtotal of Growth Investments:		3,658
Total Capital and Exploration:		$8,254	$33.0 - 37.0 million

The Company’s investment in Mexico continued in Q1 2022 totaling $7.1 million. Our investment in Mexico is focused on favorably impacting our environment, social and governance programs while creating operational efficiencies and longevity. Year-to-date at the Back Forty Project, $1.1 million has been invested in feasibility and permitting initiatives.

Gold Regrind Project: Regrinding of the zinc tailings is expected to increase gold recovery by 6% to 10%. The reground material will be leached to produce doré bars. Completion and commissioning are expected in Q2 2022. As of March 31, 2022, a total of $1.6 million has been invested in this project, $1.1 million in 2021. Another $0.2 million is expected to be spent before completion.

Dry Stack Tailings Project: Construction of the water filtration plant and dry stack tailings facilities was completed in 2021. During Q1 2022, work continued to optimize the operations of the filtration plant. Through March 2022, 15,499 tons of tailings were processed through the plant. The dry stack facilities will conserve and recirculate water, eliminate risks related to traditional tailings facilities, accelerate reclamation of certain areas of the open pit mine, and extend the life of the operations. The dry-stacked tailings will accelerate reclamation of certain areas of the open pit mine, extend the life of the operations, and reduce water consumption as approximately 80% of the process water will be available for reuse. As of March 31, 2022, a total of $14.8 million has been invested in this project, $14.0 million through 2021.

Dry Stack Tailings Filtration Plant and Dry Stack Area	Filtration Plant Press

Underground and Exploration Development: Mine development during the quarter included ramps and accesses to different areas of the deposit and exploration development drifts. A total of 1,094 meters of development, at a cost of $2.4 million, was completed during the quarter. Underground mine development was $1.6 million and exploration development was $0.8 million (included in Infill Drilling and Exploration Development in the table above). We plan to invest a total of $8.5 million to $9.5 million in underground development and an additional $4.0 million to $4.5 million in exploration development in 2022.

Back Forty Feasibility and Permitting: Work on the optimized feasibility study progressed during Q1 2022. Current initiatives are focused on mine planning and process plant design. Environmental considerations are a key factor in the overall site layout and infrastructure decisions being made. The feasibility study is expected to be released the second half of 2022 followed by permit applications being submitted with state agencies in Michigan.

Q1 2022 Conference Call

The Company will host a conference call tomorrow, Tuesday, May 10, 2022 at 11:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://app.webinar.net/DG5l9rQ3r7X

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: (888) 440-2094

International: (438) 803-0544

Conference ID: 2818458

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com